WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.

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ENCORE COMPUTER CORPORATION
Exhibit 27
Financial Data Schedule
(in thousands except for per share data) for the three months ended March 31,

                             1996
CASH                     $  1,851
SECURITIES
ACCOUNTS RECEIVABLES       15,834
ALLOWANCES FOR
  DOUBTFUL ACCOUNTS        (1,739)
INVENTORY                  22,080
CURRENT ASSETS             39,684
PP&E                       89,578
DEPRECIATION              (54,237)
TOTAL ASSETS               77,363
CURRENT LIABILITIES        34,546
BONDS                         787
COMMON STOCK                  366
PREFERRED MANDATORY
  REDEEMABLE STOCK              0
PREFERRED STOCK                41
OTHER SHAREHOLDERS EQUITY  ( 14,307)
TOTAL LIABILITY AND EQUITY  77,363
SALES                       6,571
TOTAL REVENUES             11,714
COST OF GOODS SOLD          5,879
TOTAL COSTS                10,840
OTHER EXPENSES                140
BAD DEBT EXPENSE              177
INTEREST EXPENSE              649
INCOME PRETAX             (16,897)
INCOME TAX                      0
INCOME FROM CONTINUING
  OPERATIONS              (16,897)
DISCONTINUED OPERATIONS         0
EXTRAORDINARY GAIN/LOSS         0
CUMULATIVE EFFECT OF CHANGE
  IN ACCOUNTING PRINCIPLE       0
NET INCOME                (16,897)
EPS-PRIMARY                  (.52)
EPS-FULLY DILUTED            (.11)



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